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                                                                    EXHIBIT 11.3

                           EDUCATIONAL MEDICAL, INC.

          COMPUTATION OF HISTORICAL SUPPLEMENTAL NET INCOME PER SHARE

                                                              THREE MONTHS   NINE MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1996
                                                              ------------   ------------
Primary and fully diluted:
  Weighted average common stock and common stock equivalents
     outstanding during the period..........................    6,181,130      5,172,586
  Effect of common stock equivalents issued subsequent to
     August 7, 1995 computed in accordance with the treasury
     stock method as required by the SEC(1).................      118,243        118,243
                                                               ----------     ----------
                                                                6,299,373      5,290,829
                                                               ==========     ==========
Net Income..................................................   $  324,404     $  702,618
Plus: Reduction in interest expense from repayment of
  long-term notes payable, net of income taxes(2)...........       41,543        290,803
                                                               ----------     ----------
Net income..................................................   $  365,947     $  993,421
                                                               ==========     ==========
Net income per share of common stock........................   $      .06     $      .19
                                                               ==========     ==========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, Common Stock equivalents issued at prices below the Initial Public
     Offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented prior to the Initial Public
     Offering.
(2) Historical supplemental net income per share reflects the number of shares of common stock issued upon consummation of the Initial Public Offering used to repay $4.8 million in current and long-term debt as if the issuance had occurred at the beginning of the period (or date of issuance of notes payable, if later) and the related reduction in interest expense.

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